UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-21915

Date of Report: February 3, 2007

COLDWATER CREEK INC.

(Exact name of registrant as specified in its charter)

DELAWARE	82-0419266
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ONE COLDWATER CREEK DRIVE, SANDPOINT, IDAHO 83864

(Address of principal executive offices)

(208) 263-2266

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)(c) On February 3, 2007, the Board of Directors of the Company appointed Timothy O. Martin, the Company’s Vice President – Finance, to serve as its Principal Accounting Officer. Mr. Martin joined the company as Vice President, Finance in August of 2006, where he is responsible for overseeing the company’s accounting, financial planning and reporting functions. Before joining Coldwater Creek, Mr. Martin served as Vice President of Finance/Global Commercial Operations for Amgen Inc., a multi-billion-dollar pharmaceutical company from August 2003 to May 2006. Prior to that, he held executive-level finance positions at Gap Inc. from April 2001 to August 2003. Executive Vice President and Chief Financial Officer, Mel Dick, served as Principal Accounting Officer prior to Mr. Martin’s appointment.

(d) On February 3, 2007, the Board of Directors of the Company increased the size of the Board of Directors from seven to eight directors, with the number of Class III directors increasing from two to three, and appointed Frank Lesher to the Board of Directors as a Class III director to fill the resulting vacancy. Mr. Lesher’s term will expire on the date of the Company’s 2009 Annual Stockholders Meeting. Mr. Lesher will be compensated in accordance with the Company’s previously disclosed directors compensation plan. The Company has not yet determined which committees of the Board of Directors, if any, that Mr. Lesher will join. The Company issued a press release on February 6, 2007 announcing the appointment of Mr. Lesher to the Board of Directors, a copy of which is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report.

Exhibit Number	Description
99.1	Press release dated February 6, 2007 issued by the Company relating to the appointment of Frank Lesher to the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLDWATER CREEK INC.

Date: February 6, 2007
/s/ Mel Dick
Mel Dick, Executive Vice President and Chief Financial Officer